Exhibit 10.32

AGREEMENT FOR THE SUPPLY OF SERVICES

PAYCE, LLC.

AND

VALUEDYNAMX, INC.

This supply of services agreement is made as on the June 13, 2022 Between:

(1)	Payce, LLC, registered in Ohio (Hereinafter referred to as “Payce”)

(2)	Valuedynamx, Inc. whose registered office is at 50 Federal Street, 7th Floor, Boston, MA 02210 (hereinafter referred to as “VDX”)

(PAYCE and VDX are hereinafter collectively referred to the “Parties” and individually the “Party”)

WHEREAS:

A.	PAYCE provides a merchant-funded offers proposition for its members in the USA; and

B.	VDX has experience and knowledge in developing online and offline earn propositions and PAYCE wishes to engage VDX to provide a merchant-funded offers proposition for use in PAYCE loyalty program.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.             DEFINITIONS AND INTERPRETATION

1.1           In this Agreement, the following expressions shall have the following meanings:

“Agreement”	means this Agreement between PAYCE and VDX, comprising the Statement of Work together with the schedules and any appendices attached hereto or referred to herein;

“Authorised Person(s)”	means an individual authorized by PAYCE to issue instructions on behalf of PAYCE;

“Business Day”	means every Monday to Friday (excluding Parties public holidays and weekends Saturday and Sunday) from 9.00am to 5.30pm ET;

“Confidential Information”	means any information relating to either Party and its Group companies and other parties provided by one Party to the other Party, their business and operations, including without limitation all processes, methods and techniques, operational, manufacturing and construction data, business policies, sales and marketing data, formulae, specifications, software specifications and applications, computer systems and any other information in any media used by or the property of either Party and/or its Group companies, including Customer Personal Data;

“Customer(s)”	means a customer of PAYCE;

“Data Controller”	shall have the meaning set out in the applicable Data Protection Legislation;

“Data Processor”	shall have the meaning set out in the applicable Data Protection Legislation;

“Data Protection Legislation”	means all applicable data protection legislation and regulations in relation to the Services provided under the terms of this Agreement;

“Deliverables”	means any and all products, drawings, artwork, storyboard, information, technology or other deliverable delivered by VDX under or in connection with this Agreement and as more specifically set out in a Statement of Work;

“PAYCE Customer”	means a customer of PAYCE; “PAYCE Program” mean the program owned by PAYCE which enables PAYCE Customers to earn rewards;

“Equipment”	means any equipment, including tools, systems, cabling or facilities, provided by VDX or its subcontractors and used directly or indirectly in the supply of the Services which are not the subject of a separate agreement between the Parties under which title passes to PAYCE;

“Fees”	means the fees payable for the Services as detailed further in a Statement of Work;

“Force Majeure”	means: (i) acts of God, (ii) outbreak of hostilities, riot, civil disturbance, acts of terrorism, war, (iii) the act of any government or authority (including refusal or revocation of any license or consent), (iv) fire, explosion, flood, typhoons or droughts, (v) theft, malicious damage, strike, lock-out or industrial action of any kind, and (vi) any cause or circumstance whatsoever beyond the reasonable control of either Party, which prevents or delays compliance by either Party with the terms and conditions of this Agreement, and such prevention or delay by such Party shall be excused while, but not longer than, the conditions described herein prevail;

“Group”	means in relation to a company, that company, each and any subsidiary, affiliate, or holding company from time to time of that company, and each and any subsidiary or affiliate from time to time of a holding company of that company;

“Intellectual Property Rights”	means all patents, rights to inventions, utility models, copyright and related rights, trademarks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database right, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world;

“Personal Data”	has the meaning set out in the applicable Data Protection Legislation and relates only to personal data, or any part of such personal data, of which PAYCE is the Data Controller and in relation to which the Data Processor is providing Services under this Agreement.

“Pre-existing Materials”	means all documents, information and materials provided, developed, owned, licensed or similar by VDX relating to the Services which existed prior to the commencement of this Agreement, including but not limited to all and any Intellectual Property Rights, computer programs, data, reports and specifications;

“Services”	means the merchant funded rewards and related services to be provided by VDX in accordance with the Agreement and as detailed in the Statement of Work;

“Statement of Work”	means the Statement of Work whereby PAYCE has agreed to appoint VDX to provide the Services (as amended and updated from time to time in accordance with the terms of this Agreement);

“Term”	has the meaning ascribed to it in clause 11.1;

“Sales Tax”	means (i) value added tax, (ii) any goods and services, sales, consumption or turnover tax and/or (iii) any imposition or levy of a like nature; and

“3rd party”	means any person or entity which is not a Party to this Agreement.

In this Agreement:

(a)	references to recitals, clauses and schedules, unless a contrary intention appears, are to the recitals and clauses of and schedules to this Agreement and sub-divisions thereof respectively;

(b)	words importing gender include the other gender and the singular includes the plural and vice versa;

(c)	references to persons include bodies corporate, firms, unincorporated associations and governmental, semi-governmental and local authorities or agencies;

(d)	the headings are included for convenience only and shall not affect the interpretation;

(e)	references to “reasonable endeavors” shall require the Party to which it applies to cooperate in good faith with the other Party and to act in a manner designed to ensure that the provisions of this Agreement are adhered to and the objectives of the Parties, as set out in this Agreement, are achieved but without imposing any financial burden or other consequences on either Party that are disproportionate to the result to be achieved or avoided;

(f)	A reference to writing or written does not include faxes and email unless otherwise agreed between both Parties;

(g)	References to any statute or any section of any statute include any statutory amendment, modification or re-enactment and instruments and regulations under it in force from time to time. References to any codes of practice include any amendments or revisions from time to time; and

(h)	The schedules form part of this Agreement and shall be construed and shall have the same full force and effect as if expressly set out in the body of this Agreement.

2.             APPOINTMENT

2.1	PAYCE hereby appoints VDX as from the Effective Date to provide the Services to PAYCE for the Term of this Agreement.

2.2	Upon approval of the Statement of Work by both Parties, the terms of the Statement of Work shall be binding upon the Parties and shall be incorporated into and form part of this Agreement.

2.3	In the event of any conflict between the terms of this Agreement and the terms of any Statement of Work, the terms of the Statement of Work shall take precedence.

3.             DUTIES OF THE PARTIES

3.1	In consideration of the performance of the Services by VDX, PAYCE agrees to pay VDX the Fees as set out in the Statement of Work.

3.2	In the event PAYCE wishes any service to be provided by VDX other than the Services detailed in a Statement of Work (“Additional Service”), PAYCE shall request such Additional Service from VDX in writing, in accordance with clause 22.6 or any change process detailed in a Statement of Work.

3.3	Upon PAYCE and VDX reaching agreement as to any Additional Service request, the Parties shall as soon as practicable agree in writing the terms and conditions of the Additional Service (including in respect of the Additional Fees and charges), in accordance with clause 22.6 or any change process detailed in a Statement of Work.

3.4	In the event of this Agreement being terminated during the Term, for any reason howsoever arising, payments that are due for the Fees and/or additional Fees shall be made for the Services and any Additional Services. Such payments shall be made within thirty (30) days of the termination date.

4.             REMUNERATION

4.1	VDX shall invoice PAYCE for all Services provided in accordance with the terms of the applicable Statement of Work.

4.2	Payment of all Fees shall be made to VDX in US Dollars unless otherwise detailed in a Statement of Work.

4.3	All Fees shall be payable within thirty (30) days from the date of invoice unless otherwise detailed in a Statement of Work.

4.4	VDX shall collect revenue from merchants in accordance with the terms in the Statement of Work.

5.             VDX RESPONSIBILITIES

5.1	VDX shall use best efforts to ensure that the Services performed are done so in accordance with good industry practice.

5.2	VDX shall aim to meet any performance or delivery dates specified in a Statement of Work and/or this Agreement. To the extent that VDX is unable to meet any such performance or delivery date, VDX shall notify PAYCE as soon as VDX becomes aware that it will not meet such date and will work with PAYCE to establish a new performance or delivery date, which date shall be as close to the original date as reasonably possible. VDX acknowledges and agrees that time is of the essence in completing the Services and that VDX’s failure to meet a material performance or delivery date or to remedy such failure within the applicable cure period in clause 12 will constitute a breach of this Agreement.

5.3	VDX will advise PAYCE promptly of any material changes in scheduled plans or work in progress previously approved in writing by PAYCE for additional PAYCE approval at PAYCE’s sole discretion. Any such material change that relates specifically to PAYCE shall be effective only if agreed to in writing in accordance with clause 22.6. For the avoidance of doubt, PAYCE approval shall not be required for any changes that apply to the overall VDX platform provided that such changes do not result in a breach of any of VDX’s obligations under this Agreement.

6.             PAYCE RESPONSIBILITIES

6.1	PAYCE agrees to provide in a timely manner such information that VDX reasonably requires to comply with its obligations under this Agreement and specifically with respect to VDX’s requests for written approval of layouts, samples or proof materials. PAYCE’s approval of layout or samples will be VDX’s authority to prepare proofs. PAYCE’s written approval of proofs will be VDX’s authority to print or publish.

6.2	PAYCE may request VDX to change, reject, cancel or stop any plans, schedules or work in progress and VDX will take all reasonable steps to comply with such request. In this event PAYCE will reimburse VDX fully for any properly incurred charges or expenses to which VDX is committed to paying to or has previously paid to 3rd parties and which PAYCE has approved in writing and in advance of VDX incurring such charges or expenses.

6.3	PAYCE shall be responsible for the accuracy, completeness and propriety of information concerning its organization, products, competitor products and services and all materials that it or any 3rd party on its behalf provides to VDX in connection with the performance of this Agreement.

6.4	If VDX’s performance of its obligations under this Agreement is prevented or delayed by any act or omission of PAYCE, its agents, subcontractors, consultants or employees, VDX shall not be liable for any costs, charges or losses sustained or incurred by PAYCE that arise directly or indirectly from such prevention or delay, and VDX shall be able to recover from PAYCE all and any expenditure incurred by VDX as a result of such act or omission.

7.             MUTUAL UNDERTAKINGS

7.1	The Parties shall co-operate fully with each other to enable the Parties to discharge their obligations hereunder.

7.2	The Parties shall meet at intervals as agreed between the Parties to discuss matters relating to the Services.

7.3	Any changes to the terms of this Agreement arising from the review process described in clause 7.2 will be agreed in writing by the Parties in accordance with clause 22.6.

7.4	Each Party undertakes during the Term of this Agreement that it shall not without the prior written consent of the other Party:

7.4.1	Incur any liability in the name of or on behalf of the other Party or enter into any commitments or other obligations whatsoever kind or nature in the name of or on behalf of the other Party;

7.4.2	Accept any order, submit any bid or make any contract in the name of or on behalf of the other Party; or

7.4.3	Make any promises, representations, warranties or guarantees in the name of or on behalf of the other Party.

8.             CONFIDENTIAL INFORMATION

8.1	Each Party shall keep in strict confidence all technical or commercial know-how, specifications, inventions, processes or initiatives which are of a confidential nature and have been disclosed to the other Party, its employees, agents, consultants or subcontractors and any other Confidential Information concerning the other Party’s business or its products or materials which it may obtain.

8.2            Each Party may disclose such Confidential Information:

8.2.1	to its and its Group’s members ,employees, officers, representatives, advisers, agents or subcontractors who need to know such information for the purposes of carrying out such Party’s obligations under this Agreement; and

8.2.2	as may be required by law, court order or any governmental or regulatory authority provided that, to the extent it is legally permitted to do so, it gives the other Party as much notice of this disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, it takes into account the reasonable requests of the other Party in relation to the content of this disclosure.

8.3	Each Party shall ensure that its and its employees, officers, representatives, advisers, agents or subcontractors to whom it discloses any Confidential Information comply with this clause 8.

8.4	Each Party shall not use any Confidential Information for any purpose other than to perform its obligations under this Agreement.

8.5	This clause shall not apply to any information which:

8.5.1	at the time of receipt by the recipient is publicly available;

8.5.2	subsequently becomes publicly available through no fault of the recipient or its or its Group’s employees, officers, representatives, advisers, agents or subcontractors;

8.5.3	is lawfully received by the recipient from a 3rd party on an restricted basis; and

8.5.4	Is already known to the recipient before receipt from the other party.

8.6	The Parties recognize and acknowledge that the Confidential Information is special and unique, and any breach or threatened breach of any of the provisions of this Article 8 will result in irreparable and continuing harm to the non-breaching Party for which there will be no adequate remedy at law and which could not be adequately compensated by monetary damages. Therefore, without limitation of any other remedy, upon a breach or threatened breach of this Article 8, the non-breaching Party may obtain equitable relief to prevent the disclosure of any Confidential Information. Accordingly, the Parties hereby consent to the entry of injunctive relief against them to prevent or remedy any breach or threatened breach of this Article 8 (without the non-breaching Party being required to prove actual damages or post a bond), and the Parties waive any defenses to the availability of such injunctive relief.

9	OWNERSHIP AND CUSTODY OF MATERIALS

9.1	As between PAYCE and VDX, all Intellectual Property Rights and all other rights in the Deliverables and the Pre-existing Materials shall be owned by VDX. VDX licenses all such rights to PAYCE free of charge and on a non-exclusive, worldwide basis to such extent as is necessary to enable PAYCE to make reasonable use of the Deliverables and the Services during the Term of this Agreement. If this Agreement is terminated for any reason howsoever arising, this license will immediately terminate.

9.2	All materials (excluding Deliverables and Pre-existing Materials) exclusively prepared by VDX (and identified as such in a Statement of Work) and paid for in full by PAYCE (collectively, “Materials”) will be PAYCE’s property and PAYCE will own the copyright in such materials upon payment of all of VDX’s Fees, unless the contrary is agreed in writing from time to time, between PAYCE and VDX. All Materials developed or prepared hereunder that are subject to copyright, trademark, patent, or similar protection shall become the property of PAYCE and deemed “Work Product.” All title and interest to Work Product shall vest in PAYCE as “works made for hire” within the meaning of the United States Copyright Act. To the extent that the title to any such Work Product may not, by operation of law or otherwise, vest in PAYCE as a work made for hire or any such Work Product may not be considered a work made for hire, all right, title, and interest therein is hereby irrevocably assigned by VDX to PAYCE. In order to assure that its employees, subcontractors, and other representatives do not possess proprietary rights in the Work Product that are inconsistent with PAYCE’s possession of such rights, VDX will, as necessary, obtain the assignment and conveyance to PAYCE, or to VDX for the benefit of PAYCE, of any proprietary rights that such persons or entities may then have or may have in the future to such Work Product.

9.3	PAYCE Customer data, in its entirety, remains the property of PAYCE at all times and will be passed back to PAYCE upon request.

9.4	The Payce Program and the Payce Website remain the property of PAYCE at all times.

10.           DATA PROTECTION

10.1	PAYCE and VDX acknowledge that for the purposes of the Data Protection Legislation, PAYCE is the Data Controller and VDX is the Data Processor of any Customer Personal Data.

10.2	Insofar as VDX processes any Customer Personal Data on behalf of PAYCE, VDX shall:

10.2.1	Process Customer Personal Data only on behalf of PAYCE (or, if so directed by PAYCE), only for the purposes of performing this Agreement and only in accordance with instructions contained in this Agreement;

10.2.2	Not otherwise modify, amend or alter the contents of the Customer Personal Data or disclose or permit the disclosure of any of the Customer Personal Data to any 3rd party unless specifically authorised in writing by PAYCE;

10.2.3	Take reasonable steps to ensure the reliability of any of VDX’s personnel who have access to the Customer Personal Data;

10.2.4	Ensure that only those of VDX’s personnel, or any member of VDX’S Group’s personnel, who need to have access to the Customer Personal Data are granted access to such data and only for the purposes of the performance of this Agreement;

10.2.5	Not publish, disclose or divulge any of the Customer Personal Data to any 3rd party other than an approved subcontractor (including for the avoidance of doubt the data subject itself) unless directed to do so in writing by PAYCE.

10.3	PAYCE acknowledges that VDX is reliant on PAYCE alone for direction as to the extent VDX is entitled to use and process the Customer Personal Data and VDX will not be liable for any claim brought by a Data Subject arising from any action or omission by VDX, to the extent that such action or omission resulted from PAYCE’s instructions.

10.4	PAYCE shall be responsible for informing VDX of the requirements of the Data Protection Legislation in respect of any such Customer personal data and of all PAYCE’s contractual obligations relating to such Customer personal data.

11	EFFECTIVE DATE

11.1	This Agreement shall take effect on June 13, 2022 (“Effective Date”) and shall continue for a term of 36 months (the “Initial Term”). At least ninety (90) days before the end of the Initial Term, the Parties shall meet to discuss whether the contract is to renew and any amendment to the commercial terms to be made in accordance with clause 22.6. Where a renewal is agreed, the Agreement shall renew for a subsequent term as agreed in writing between the Parties (“Subsequent Term”).

11.2	This Agreement can be terminated by either Party on providing 90 days’ written notice to the other Party at any time during the Term, such notice not to expire before the end of the 12-month period from the Effective Date. The Initial Term and the Subsequent Term together are referred to herein as the “Term”. Any changes agreed after the Effective Date must be made in writing and placed as an addendum to this Agreement signed by the Parties in accordance with clause 22.6 and in accordance with clause 3.5.

11.3	Notwithstanding the foregoing, should VDX opt not to renew the Agreement at the end of the Initial Term or any Subsequent Term pursuant to clause 11.1 or to terminate the Agreement pursuant to clause 11.2, VDX shall facilitate the transition of the Services and the Solution to the alternate provider selected by PAYCE and shall continue to provide Services and the Solution until such time as PAYCE transitions to such alternate platform.

12	TERMINATION

12.1	Either Party may terminate this Agreement in accordance with clause 11.2 and subject to clause 11.3.

12.2	This Agreement shall terminate with immediate effect, on written notice by either Party, upon the happening of any of the following:

12.2.1	By the non-breaching Party, if the other Party shall commit a breach of any of the material terms, conditions and provisions of this Agreement and shall fail to remedy such breach within thirty (30) days of the non-breaching Party having given written notice to do so; provided, however, that (i) PAYCE shall have sixty (60) days after receiving written notice from VDX to cure any payment-related default and (ii) VDX shall not have the right to terminate due to any payment default by PAYCE resulting from VDX’s failure to provide the Services or the Solution as set forth in this Agreement and/or the Statement of Work; or

12.2.2	By the solvent Party, if the other Party shall enter into liquidation whether compulsory or voluntary (not being a voluntary liquidation for the purpose of reconstruction or amalgamation) or commit any act of bankruptcy or insolvency or compounds or arranges with its creditors; or

12.2.3	Upon one of the Parties notifying the other of its intention to terminate this Agreement, where an event of Force Majeure has suspended the terms of this Agreement for a period in excess of three (3) months in accordance with clause 17; provided that either Party may terminate this Agreement immediately if such an event of Force Majeure results in the unavailability of the Solution to PAYCE and/or its customers for a period in excess of thirty (30) days.

12.3	In the event VDX has entered into any firm or non-cancellable commitments on behalf of PAYCE, with PAYCE’s express written approval, prior to the termination of this Agreement, PAYCE shall assume responsibility for all such commitments and shall indemnify VDX for any claims resulting from such commitments.

12.4	On termination of this Agreement for any reason:

12.4.1	PAYCE shall immediately pay to VDX all of VDX’s outstanding unpaid invoices (which shall include invoices for any unpaid additional Fees) and interest, and in respect of Services supplied but for which no invoice has been submitted, VDX will submit an invoice, which shall be payable immediately on receipt;

12.4.2	PAYCE shall, immediately, return all of VDX’s Equipment, Pre-existing Materials and Deliverables. If PAYCE fails to do so within 5 Business Days, then VDX may enter PAYCE’s premises and take possession of them. Until they have been returned or repossessed, PAYCE shall be solely responsible for their safe keeping;

12.4.3	the accrued rights, remedies, obligations and liabilities of the Parties as at termination shall not be affected, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination; and

12.4.4	clauses which expressly or by implication have effect after termination shall continue in full force and effect, including the following clauses: clause 8 (Confidential Information), clause 9 (Ownership and Custody of Materials), clause 12.3, clause 13 (Limitation of liability), clause 19 (Governing Law and Dispute Settlement), and clause 20 (Notices).

12.5	During the Term and for three (3) years after the expiration or termination of this Agreement, or for such longer period required by Applicable Laws, each Party shall maintain records so as to allow the other Party to confirm compliance with the terms and conditions of this Agreement, including the computation of fees payable hereunder, collection and disbursement of Settlement Funds, and compliance with confidentiality, data protection and security obligation.

13	LIMITATION OF LIABILITY; INDEMNIFICATION

13.1	This clause 13 sets out the entire financial liability of each Party (including any liability for the acts or omissions of its employees, agents, consultants and subcontractors) to the other Party in respect of:

13.1.1	Any breach of this Agreement however arising;

13.1.2	Any use made by PAYCE of the Services, the Deliverables or any part of them; and

13.1.3	Any representation, statement or tortious act or omission (including negligence) arising under or in connection with this Agreement.

13.2	All warranties, conditions and other terms implied by statute or common law are, to the fullest extent permitted by law, excluded from this Agreement.

13.3	Nothing in this Agreement limits or excludes the liability of either Party:

13.3.1	for death or personal injury resulting from negligence; or

13.3.2	for any damage or liability incurred by the one Party as a result of malfeasance, fraud or fraudulent misrepresentation by the other Party, its employees, agents, consultants and subcontractors.

13.4	Subject to clause 13.3, neither Party shall under any circumstances whatsoever be liable for:

13.4.1	Loss of profits; or

13.4.2	Loss of business; or

13.4.3	Depletion of goodwill and/or similar losses; or

13.4.4	Loss of anticipated savings; or

13.4.5	Loss of goods that are not under such Party’s control; or

13.4.6	Loss of contract; or

13.4.7	Loss of use; or

13.4.8	Loss of corruption of data or information; or

13.4.9	Any special, indirect, consequential or pure economic loss, costs, damages, charges or expenses.

13.5	Each Party’s total liability in contract, tort (including negligence or breach of statutory duty), misrepresentation, restitution or otherwise arising in connection with the performance or contemplated performance of this Agreement shall in all circumstances be limited to one million dollars ($1 million) per claim.

13.6	Each Party shall indemnify and hold harmless the other Party, members of the indemnified Party’s Group, and their respective officers, directors, managers, members, employees, agents, attorneys, representatives, successors, and assigns, from and against any and all losses, expenses, damages, costs or liabilities, including reasonable attorneys’ fees and expenses incurred in the investigation, defense, and settlement of claims by third parties (collectively, “Damages”) to the extent the Damages were occasioned by a breach, or alleged breach, of the indemnifying Party’s representations, warranties, or covenants, or alleged failure of the indemnifying Party or its employees, officers, representatives, advisers, agents or permitted subcontractors to comply with any obligation or duty it has under this Agreement.

14	INSURANCE

14.1	PAYCE shall effect and maintain, during the Term, such insurance as will cover the risks and liabilities of PAYCE, its officers, employees, agents and contractors in connection with the receipt of the Services. VDX shall effect and maintain, during the Term, such insurance as will cover the risks and liabilities of VDX, its officers, employees, agents and contractors in connection with providing the Services. Each Party will provide written evidence of such coverage to the other Party on such other Party’s reasonable request.

15	TAX

15.1	PAYCE will pay all withholding taxes, sales, use, property, ad valorem, value added or similar taxes imposed as a result of the Services provided by VDX to the extent noted on the relevant invoice, except for any corporate business taxes, franchise taxes, taxes based on VDX’s income and/or gross receipts, and/or personnel-related taxes. Each Party will cooperate with the other in minimizing the applicable tax under this Agreement that is within applicable law or tax treaty.

15.2	Unless otherwise specified, all fees set forth in this Agreement and accompanying schedules are exclusive of Sales Tax, GST or similar taxes on revenue federal, state, local and other taxes or charges.

15.3	For the avoidance of doubt all sums payable by VDX shall be paid after any set-off, counterclaim, deduction or withholding of tax as required by law and the net amount will be paid to PAYCE.

15.4	In the event of an introduction of new taxes or a change in the withholding taxes, GST, Sales taxes, VAT treatment of the services contemplated in this agreement and/or the rate of tax applicable as a result of change arising from a court decision, tax authorities policy, tax legislation or other authorities that have direct or indirect effect on the application of related tax, the parties under this agreement would endeavor to work together to implement such changes from a prospective date following notification of such changes.

15.5	Each party is responsible for their taxes, duties, fee and other charges that may apply in respect of this Agreement or the transactions to which it relates.

16	DELIVERABLES

16.1	Risk of damage to or loss of any Deliverables shall pass to PAYCE at the time of delivery or, if PAYCE wrongfully fails to take delivery of the Deliverables, at the time when VDX has tendered delivery of the Deliverables.

16.2	Notwithstanding delivery and the passing of risk in the Deliverables, title to any copies of the Deliverables shall not pass to PAYCE until VDX has received, in cleared funds, payment in full of the Fees for such Deliverables and all such Services and Deliverables for which payment is then due.

16.3	Until such time as title in such copies of the Deliverables passes to PAYCE, PAYCE shall hold such copies as VDX’s fiduciary agent and bailee, and shall keep such copies separate from all goods of PAYCE and 3rd parties and properly stored, protected and insured and identified as VDX’s property, provided that PAYCE shall be entitled to use such copies in accordance with the provisions of clause 9.1 above.

16.4	Until such time as title in any copies passes to PAYCE, VDX shall be entitled at any time to require PAYCE to deliver up any such copies of the Deliverables to VDX and, if PAYCE fails to do so immediately on demand, to enter the premises of PAYCE or any 3rd party where such copies are stored and repossess the same.

16.5	PAYCE shall not be entitled to pledge or in any way charge by way of security for any indebtedness any of the Deliverables which remain the property of VDX, but if PAYCE does so all monies owing by PAYCE to VDX shall (without prejudice to any other right or remedy of VDX) immediately become due and payable.

17	NON-SOLICITATION

17.1	Throughout the Term and for a period of twelve (12) months following the expiry or termination of the Agreement for any reason, PAYCE will not, directly or indirectly, employ or retain the services of or assist any 3rd party to employ or retain the services of any person who is employed or engaged by VDX and involved in the provision of the Services, to provide services in relation to the Services or persuade or attempt to persuade any such employee to leave VDX. This provision shall not apply to any solicitations made by PAYCE on employment websites, employment advertisements in newspapers or magazines of general circulation, or to searches conducted by search firms where the search firm has not been directed by PAYCE to search for employees or contractors of VDX.

17.2	Throughout the Term and for a period of twelve (12) months following the expiry or termination of the Agreement for any reason, VDX will not, directly or indirectly, employ or retain the services of or assist any 3rd party to employ or retain the services of any person who is employed or engaged by PAYCE or any member of the PAYCE group, to provide services similar to the PAYCE Program or persuade or attempt to persuade any such person to leave PAYCE. This provision shall not apply to any solicitations made by VDX on employment websites, employment advertisements in newspapers or magazines of general circulation, or to searches conducted by search firms where the search firm has not been directed by VDX to search for employees or contractors of PAYCE.

17.3	Each party acknowledges that, in the performance of the Services, a party may learn the names and other identifying information of clients or merchants of the other party. Each party agrees that, during the Term and for a period of one (1) year from the termination of this Agreement, such party will not, directly enter into a written agreement with any client or merchant of the other party in a business that competes directly with such other party or on a project substantially similar to the PAYCE Program without such other party’s express written consent.

18	FORCE MAJEURE

18.1	Either Party shall promptly notify the other Party in writing if an event of Force Majeure occurs.

18.2	If an event of Force Majeure suspends the terms of this Agreement for a period in excess of three (3) months from the date of notification of the event of Force Majeure, either Party shall be entitled to terminate this Agreement. Such termination shall be without prejudice to the rights of the Parties in respect of any breach of this Agreement occurring prior to such termination.

18.3	For the avoidance of doubt, in no event shall a Force Majeure event excuse or delay the payment of any sums owed or payable by PAYCE to VDX, under the terms of this Agreement.

19	GOVERNING LAW AND DISPUTE SETTLEMENT

19.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions.

19.2	The Parties irrevocably agree that the federal courts located in the state of Delaware shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

20	NOTICES

20.1	A notice given to a Party under or in connection with this Agreement:

20.1.1	shall be in writing in English (or accompanied by a properly prepared translation into English);

20.1.2	shall be signed by or on behalf of the Party giving it;

20.1.3	shall be sent for the attention of the person, at the address specified in this clause (or to such other address, or person as that Party may notify to the other, in accordance with the provisions of this clause); and

20.1.4	shall be:

(i)	delivered personally; or

(ii)	sent by commercial courier; or

(iii)	sent by pre-paid first-class post or certified mail;

(iv)	sent by airmail requiring signature on delivery; or

(v)	via email.

20.2	The addresses for service of a notice are as follows:

(a)	VDX:

(i)	address: 50 Federal Street, 7th Floor, Boston, MA 02110

(ii)	For the attention of: Ed Wogan

(iii)	Cc Legal Team, 50 Federal Street, 7th Floor, Boston, MA 02110

(iv)	Email: ed.wogan@collinsongroup.com, cc legal@collinsongroup.com.

(b)	PAYCE:

(i)	address: 10625 Techwoods Circle, Cincinnati, OH 45242

(ii)	for the attention of Nick Ziegler, Director

(iii)	Cc General Counsel, 10625 Techwoods Circle, Cincinnati, OH 45242

(iv)	Email: nziegler@paycepays.com, cc generalcounsel@unifund.com.

20.3	If a notice has been properly sent or delivered in accordance with this clause, it will be deemed to have been received as follows:

20.3.1	if delivered personally, at the time of delivery; or

20.3.2	if delivered by commercial courier, at the time of signature of the courier’s receipt; or

20.3.3	if sent by pre-paid first-class post or certified mail, at 9.00 am on the third day after posting; or

20.3.4	If sent by airmail, five days from the date of posting.

20.4	For the purposes of this clause:

20.4.1	all times are to be read as local time in the place of deemed receipt; and

20.4.2	If deemed receipt under this clause is not within the hours of a Business Day, the notice is deemed to have been received when business next starts in the place of receipt.

20.5	To prove delivery, it is sufficient to prove that if sent by pre-paid first-class post, the envelope containing the notice was properly addressed and posted.

20.6	The provisions of clause 20 shall not apply to the service of any process in any legal action or proceedings.

20.7	A notice required to be given under this Agreement shall not be validly served if sent by e-mail or fax.

21	ASSIGNMENT

21.1	Neither Party may assign this Agreement or any of their rights and obligations under this Agreement without the other Party’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

22	MISCELLANEOUS

22.1	This Agreement constitutes the entire Agreement between the Parties and supersedes and extinguishes all previous drafts, arrangements, understandings or Agreements between them, whether written or oral, relating to the subject matter of this Agreement.

22.2	Each Party acknowledges that, in entering into this Agreement and the documents referred to in it, it does not rely on, and shall have no remedies in respect of, any representation or warranty (whether made innocently or negligently) that is not set out in this Agreement or those documents.

22.3	If any provision of this Agreement (or part of any provision) is found by any court or other authority of competent jurisdiction to be invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed not to form part of the Agreement, and the validity and enforceability of the other provisions of the Agreement shall not be affected.

22.4	The failure on the part of either of the Parties to exercise or enforce any right conferred upon it by this Agreement shall not be deemed to be a waiver of any such right or operate so as to bar the exercise or enforcement thereof at any time or times thereafter.

22.5	Nothing in this Agreement is intended to, or shall operate to, create a partnership between the Parties, or to authorize either Party to act as agent for the other, and neither Party shall have authority to act in the name of or on behalf of or otherwise to bind the other in any way (including but not limited the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

22.6	Any variation of this Agreement shall not be effective unless it is in writing and signed by each of the Parties (or their authorized representatives).

22.7	Each of the Parties shall bear their own legal costs and expenses in connection with the negotiation and preparation of this Agreement and all ancillary documents in relation thereto.

22.8	During the Term and for up to one (1) year following termination of this Agreement, each Party may audit, no more than once per calendar year, the other Party’s records to ensure compliance with the terms of the Agreement. Such an audit will be only to the extent necessary regarding records related to this Agreement’s subject matter. Any audit may be conducted upon reasonable notice, during regular business hours, shall be at the sole cost of the auditing Party, and must not unreasonably interfere with the audited Party’s business activities.

IN WITNESS WHEREOF the Parties have executed this Agreement in two counterparts of which each Party has received one copy and Parties have set their hands the day and year first above written.

FOR AND ON BEHALF OF	FOR AND ON BEHALF OF
PAYCE, LLC	VDX
(“PAYCE”)	(“VDX”)

/s/ David Rosenberg	/s/ Mark Jackson
David Rosenberg	Mark Jackson
Chief Executive Officer	Director